EXHIBIT 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to (a) the use in this Post-Effective Amendment No. 26 to Registration Statement No. 33-88460 on Form N-4 of our report dated February 23, 2004, relating to the consolidated financial statements of Pacific Life Insurance Company and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, which are included in the Statement of Additional Information of Pacific Portfolios for Banc One Separate Account A, which is part of such Registration Statement; (b) the incorporation by reference in the Statement of Additional Information of Pacific Portfolios for Banc One Separate Account A, which is part of such Registration Statement, of our report dated February 24, 2004, relating to the statements of assets and liabilities of Separate Account A as of December 31, 2003 and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and financial highlights for each of the three years in the period then ended, appearing in the Annual Report of Separate Account A dated December 31, 2003; (c) the reference to us under the heading “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information of Pacific Portfolios for Banc One Separate Account A, which is part of such Registration Statement and (d) the reference to us under the heading “Financial Highlights” in the Prospectus of Pacific Portfolios for Banc One Separate Account A, which is part of such Registration Statement.

Costa Mesa, California

May 28, 2004